Exhibit (a)(5)

Bayer determines cash compensation for Schering squeeze-out

Bayer Schering GmbH, Leverkusen (formerly Dritte BV GmbH) today informed the Management Board of Schering AG that the cash compensation for the requested transfer of the shares of Schering’s minority shareholders (squeeze-out) has been determined as EUR 98.98 per Schering share.

The amount of the cash payment is equivalent to the present value of the annual guaranteed dividend payments as at January 17, 2007, amounting to EUR 3.62 net per Schering share, to which Schering’s minority shareholders are entitled in the future under the domination and profit and loss transfer agreement. The cash compensation that has been determined is higher than the compensation of EUR 89.36 per share offered by Bayer Schering GmbH to the remaining Schering shareholders pursuant to the domination and profit and loss agreement. According to Bayer Schering GmbH, this difference is mainly due to a decline in capital market returns that has occurred since September 13, 2006, the reference date for the valuation underlying the compensation offer.

The squeeze-out requires the approval of the Extraordinary Shareholders’ Meeting of Schering AG, which will take place in Berlin on January 17, 2007, as decided by Schering’s Management Board.

Important information from Bayer AG:

This is neither an offer to purchase nor a solicitation of an offer to sell shares or American depositary shares of Schering AG. Bayer Schering GmbH (formerly Dritte BV GmbH) has filed a tender offer statement with the U.S. Securities and Exchange Commission (SEC) with respect to the mandatory compensation offer on November 30, 2006, the time of commencement of the mandatory compensation offer. Simultaneously Schering AG has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the mandatory compensation offer. Investors and holders of shares and American depositary shares of Schering AG are strongly advised to read the tender offer statement and other relevant documents regarding the mandatory compensation offer that have been filed or will be filed with the SEC because they contain important information. Investors and holders of shares and American depositary shares of Schering AG will be able to receive these documents free of charge at the SEC’s web site (http://www.sec.gov), or at the web site http://www.bayer.de.

These documents and information contain forward-looking statements based on assumptions and forecasts made by Bayer Group management as of the respective dates of such documents. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the Bayer Group and/or Schering AG and the estimates contained in these documents and to differences between actions taken by the Bayer Group with respect to its investment in Schering AG and the intentions described in these documents. These factors include those discussed in reports filed with the Frankfurt Stock Exchange and in our reports filed with the U.S. Securities and Exchange Commission (incl. on Form 20-F). All forward-looking statements in these documents are made as of the dates thereof, based on information available to us as of the dates thereof. Except as otherwise required by law, we assume no obligation to update or revise any forward-looking statement to reflect new information, events or circumstances after the applicable dates thereof.

Important information from Schering AG:

Schering Aktiengesellschaft has filed a solicitation/recommendation statement with the U.S. Securities and Exchange Commission with respect to the offer of cash compensation by Bayer Schering GmbH (formerly Dritte BV GmbH), a wholly owned subsidiary of Bayer Aktiengesellschaft, in connection with the domination and profit and loss transfer agreement between Bayer Schering GmbH and Schering Aktiengesellschaft. Holders of ordinary shares and American depositary shares of Schering Aktiengesellschaft are advised to read such solicitation/recommendation statement because it contains important information. Holders of ordinary shares and American depositary shares of Schering Aktiengesellschaft may obtain such solicitation/recommendation statement and other filed documents free of charge at the U.S. Securities and Exchange Commission's website (http://www.sec.gov) and at Schering Aktiengesellschaft's website (http://www.schering.de).